Exhibit 23.1


     INDEPENDENT AUDITOR'S CONSENT



The Shareholders and the Board of Directors
Winn-Dixie Stores, Inc.:



We consent to the incorporation by reference in the Registration Statement Nos. 33-42278 and 33-50039 on Form S-8 of Winn-Dixie Stores, Inc. of our reports dated July 28, 1997, relating to the consolidated balance sheets of Winn-Dixie Stores Inc. and subsidiaries as of June 25, 1997 and June 26, 1996; and the related consolidated statements of earnings, shareholders' equity, and cash flows and related financial statement schedules for each of the years in the three year period ended June 25, 1997, which reports appear in the June 25, 1997 annual report on Form 10-K of Winn-Dixie Stores, Inc.



                                                  KPMG Peat Marwick LLP
                                              Certified Public Accountants

Jacksonville, Florida
August 4, 1997
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